Exhibit 99.1

NewsRelease

Great Lakes Gas Transmission Files
Settlement Terms in Rate Case
HOUSTON, Texas – May 21, 2010 –TC PipeLines, LP (the Partnership) (NASDAQ: TCLP) today announced that Great Lakes Gas Transmission Limited Partnership (Great Lakes) filed the terms of a settlement of its pending rate case. The settlement was reached among Great Lakes, active participants and the Federal Energy Regulatory Commission (FERC) trial staff. If certified by the Administrative Law Judge and approved by the FERC as presented, the settlement is not expected to have a material impact on TC PipeLines, LP.

“We are very pleased to be able to file settlement terms in this case and remove the uncertainty of the proceeding. From the outset, Great Lakes has emphasized its belief that a settlement is in the best interest of all the parties,” said Mark Zimmerman, president of TC PipeLines GP, Inc.

Under terms of the settlement, reservation rates on Great Lakes will be reduced by eight per cent, effective May 1, 2010.  Therefore, the long-haul reservation rate from Great Lakes’ western zone to its eastern zone would decline eight per cent from $0.338 per dekatherm to $0.311 per dekatherm. The various short-haul firm paths will see similar reductions. The factors used in calculating depreciation expense for Great Lakes transmission plant will be decreased from 2.75 to 1.48 per cent per annum. The settlement will be implemented retroactive to May 1, 2010 subject to approval by the FERC.

Great Lakes has agreed to a revenue sharing provision with respect to revenues, both firm and interruptible, in excess of $500 million during the period between November 1, 2010 and October 31, 2012. Great Lakes will share fifty per cent of any qualifying revenues in excess of the $500 million threshold with qualifying shippers. The parties to the settlement have agreed that the settlement rates will remain in effect through at least November 30, 2011.  The settlement includes a moratorium on participants and customers filing a Natural Gas Act (NGA) Section 5 rate case to place new rates into effect prior to November 1, 2012.  There is also a moratorium on Great Lakes filing a NGA Section 4 rate case prior to June 1, 2011 to place new rates into effect prior to December 1, 2011.  In addition, the settlement requires Great Lakes to file a NGA Section 4 general rate case no later than November 1, 2013. If the settlement is not approved, the stipulation provides for Great Lakes to adjust its billings to recover or credit, as necessary, revenues that it or its shippers would have received absent placing the settlement into effect on May 1, 2010.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline  Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional natural gas  pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC
PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP, including its investment in Great Lakes. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Words such as “believes,” “expects,” “intends,” “would,” “may” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs, as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance.  Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the Partnership's current expectations include the positions taken by the Administrative Law Judge or the FERC with respect to the stipulation and agreement, risks inherent in settlement negotiations and other factors discussed in the Partnership’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859

Unitholder and Analyst Inquiries	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com